EXHIBIT 4.1
                                                                     -----------

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR ANY STATE SECURITIES LAWS OR THE PROVISIONS OF THIS NOTE.


                                CDKNET.COM, INC.

                        6% SUBORDINATED CONVERTIBLE NOTE
                              DUE OCTOBER 15, 2005


Number:
        ---------------------------------------------

Principal: $
           ------------------------------------------

Original Issue Date:                            ,2004
                     --------------------------------

Registered Holder:
                   ----------------------------------
                                 (name)


         CDKnet.com, Inc., a Delaware corporation (the "Company") with principal offices at 948 US Highway 22, North Plainfield, NJ 07060, for value received, hereby promises to pay the registered holder hereof (the "Holder") the principal sum set forth above on October 15, 2005 (the "Maturity Date"), in such coin or currency of the United States of America as at the time of payment shall be the legal tender for the payment of public and private debts, and to pay interest, less any amounts required by law to be deducted or withheld, computed on the basis of a 365-day year, on the unpaid principal balance hereof from the date hereof (the "Original Issue Date"), at the rate of 6% per year, until such principal sum shall have become due and payable, or has been converted by the Holder pursuant to Section 5, below. Interest shall be paid, on Maturity, or if the principal of the Note is earlier converted pursuant to Section 3 below or redeemed in accordance with Section 4 below, upon such conversion or redemption. All references herein to dollar amounts refers to U.S. dollars.

         By acceptance and purchase of this Note, the registered holder hereof agrees with the Company that the Note shall be subject to the following terms and conditions:

         1. Authorization of Notes. The Company has authorized the issue and sale of a 6% Subordinated Convertible Note due October 15, 2005 (the "Note," such term includes any notes which may be issued in exchange or in replacement thereof) in the aggregate principal amount of not more than U.S. $500,000.

         2. Transfer or Exchange. Prior to due presentation to the Company for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes.

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         3. Option to Convert Principal and Interest into Equity Securities. The
Company has disclosed to Holder, and Holder acknowledges, that the Company intends to offer securities of the Company (which may consist of voting stock or other securities convertible into Common Stock or warrants to obtain the Common Stock; hereafter, collectively, "Equity Securities") for sale to one or more investors pursuant to a private offering. The Company hereby agrees not to complete such an offering of Equity Securities for a period of one year without first offering to Holder the opportunity to convert all or a portion of the total indebtedness under this Note (principal and all accrued interest hereafter "Total Indebtedness") to the purchase of such Equity Securities upon the same terms offered to other investors, provided the Investor will not have the right to convert in the manner without the Company's consent if: (i) the purchase price of the Equity Securities is less than $1.25 per share; and (ii) the principal and interest due on the Note is paid at the Closing of the Equity Offering in full. The Company shall give notice to Holder prior to any such sale, which notice shall fully disclose the material terms thereof, and Holder shall have a prior right and option for 5 days following receipt of such notice to convert all or any portion of the Total Indebtedness to the purchase of a portion of the Equity Securities.

         4. Redemption.

                  4.1 Optional Redemption. Subject to the Holder's right of conversion set forth in Section 3, the Company shall have the right, at its sole option and election made in accordance with Section 4.3(d) and subject to
Section 4.3(d), to redeem the Note, in whole but not in part, at the Redemption Price of 105% of the principal (plus accrued and unpaid interest):

                  4.2. Mandatory Redemption. In the event the Company raises at least $2 million of net proceeds in a private or public offering of equity securities (a "Financing Event") the Company shall make an offer to acquire the Notes, in accordance with the procedures set forth in Section 4.3(b), for the face principal amount (plus accrued and unpaid interest).

                  4.3. Redemption Procedures. (a) Notice of any prepayment of Notes pursuant to Section 4.1 shall be mailed at least 5 but not more than 20 days prior to the date fixed for redemption to, each Holder of Notes to be redeemed, at such Holder's address as it appears in the Note Register. In order to facilitate the redemption of Notes, the Board of Directors may fix a record date for the determination of Notes to be redeemed which shall be a date at least 2 days following the date of the notice.

                           (b) Promptly following a Financing Event (but in no
event more than 5 Business Days thereafter), the Company shall mail to each Holder of Notes, at such Holder's address as it appears in the Note Register, notice of such a Financing Event, which notice shall set forth each Holder's right to require the Company to redeem any or all Notes held by it. The Company shall thereafter, during a period of 10 days from the date of such notice redeem any Notes, in whole or in part, at the option of the Holder, upon at least 5 days' written notice to the Company by such Holder specifying (i) the principal amount of Notes to be redeemed and (ii) the redemption date.

                           (c) On the date of any redemption being made pursuant
to Section 4.1 or 4.2 which is specified in a notice given pursuant to this
Section 4.3 the Company shall wire transfer to such Holder in immediately available funds the Redemption Price for the principal amount of Notes so redeemed, together with an amount equal to all accrued and unpaid interest thereon to the date of redemption.

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         5. Restrictions on Transferability. The Note shall not be transferred, hypothecated or assigned before satisfaction of the conditions specified in this
Section 5, which conditions are intended to ensure compliance with the provisions of the Securities Act with respect to the Transfer of any Note. Holder, by acceptance of this Note, agrees to be bound by the provisions of this
Section 5.

                  5.1 Restrictive Legend. The Holder by accepting this Note agrees that this Note may not be assigned or otherwise transferred unless and until (i) the Company has received an opinion of counsel for the Holder that such securities may be sold pursuant to an exemption from registration under the Securities Act or (ii) a registration statement relating to such securities has been filed by the Company and declared effective by the Commission.

         Except as otherwise provided in this Section 5, the Note shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "This Note and the securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be transferred in violation of such Act, the rules and regulations thereunder or any state securities laws or the provisions of this Note."

                  5.2 Notice of Proposed Transfers. Prior to any Transfer or attempted Transfer of any Note, the Holder shall give five (5) days' prior written notice (a "Transfer Notice") to the Company of Holder's intention to effect such Transfer, describing the manner and circumstances of the proposed Transfer, and obtain from counsel to Holder an opinion that the proposed Transfer of such Note may be effected without registration under the Securities Act or state securities laws. After the Company's receipt of the Transfer Notice and opinion, such Holder shall thereupon be entitled to Transfer such Note, in accordance with the terms of the Transfer Notice. Each Note issued upon such Transfer shall bear the restrictive legends set forth in Section 5.1, unless in the opinion of such counsel such legend is not required in order to ensure compliance with the Securities Act.

                  5.3 Termination of Restrictions. Notwithstanding the foregoing provisions of Section 5, the restrictions imposed by this Section upon the transferability of the Notes, and the legend requirements of Section 5.1 shall terminate as to any particular Note (i) when and so long as such security shall have been effectively registered under the Securities Act and applicable state securities laws and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel that such shares may be transferred without registration thereof under the Securities Act and applicable state securities laws. Whenever the restrictions imposed by Section 5 shall terminate as to this Note, as hereinabove provided, the Holder hereof shall be entitled to receive from the Company upon written request of the Holder, at the expense of the Company, a new Note bearing the following legend in place of the restrictive legend set forth hereon:

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                  "THE RESTRICTIONS ON TRANSFERABILITY OF THE WITHIN NOTE
                  CONTAINED IN SECTION 5 HEREOF TERMINATED ON ___________, 20__, AND ARE OF NO FURTHER FORCE AND EFFECT."

         All Notes issued upon registration of transfer, division or combination of, or in substitution for, any Note or entitled to bear such legend shall have a similar legend endorsed thereon. Whenever the restrictions imposed by this Section shall terminate as to any share of Restricted Common Stock, as hereinabove provided, the holder thereof shall be entitled to receive from the Company, at the Company's expense, a new certificate representing such Common Stock not bearing the restrictive legends set forth in Section 5.1.

         6. Subordination. Any right of the Holder to payment of principal or interest from the Company shall be subordinated to the claims and rights of the holders of the Senior Debt ("Senior Debt Holders"). "Senior Debt" means all Indebtedness of the Company to financial institutions or secured debt other than the Notes, whether outstanding on the date of execution of this Note or thereafter created, incurred or assumed, except (x) any such Indebtedness that by the terms of the instrument or instruments by which such Indebtedness was created, assumed or incurred expressly provides that it (i) is junior in right of payment to the Notes or (ii) ranks pari passu in right of payment with the Notes and (y) any amendments, modifications or supplements to, or any renewals, extensions, deferrals, refinancing and refunding of, any of the foregoing. Any cash payment of principal or interest to the Holder shall be collected, enforced or received by the Holder as trustee for the Senior Debt Holders and paid over to the Senior Debt Holders. The Holder agrees that in the event of any payment of principal or interest by the Company to the Holder by reason of any receivership, insolvency or bankruptcy proceeding, or proceeding for reorganization or readjustment of the Company or its properties, or otherwise, then, in any such event, the Senior Debt Holders shall be preferred in the payment of their claims over the claim of the Holder to payment of principal or interest against the Company or its properties, and the claims of the Senior Debt Holders shall be first paid and satisfied in full before any payment or distribution of any kind or character, whether in cash or property, shall be made to the Holder. Provided, however, that this Section 8 shall not apply to any payment of principal or interest made to the Holder while the Company is solvent and not in default with respect to its Senior Debt.

         7. Replacement of Note Certificate. Upon receipt of evidence satisfactory to the Company of the certificate loss, theft, destruction or mutilation of the Note certificate and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Note certificate, the Company will issue a new Note certificate, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note certificate.

         8. Covenants of the Company. So long as any of the Notes remain outstanding, the Company shall:

                  (a) Not pay any dividends in cash and/or property or other assets of the Company in respect of its Common Stock or otherwise; and

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                  (b)      Not enter into a loan secured by the property and/or
                           assets of the Company or any of its subsidiaries with
                           (i) any director, officer or 5% stockholder of the Company, (ii) any entity in which a director, officer or 5% stockholder has an interest as an officer, director, partner, beneficiary of a trust or is a 5% or more equity holder of such entity, or (iii) any parent, spouse, child or grandchild of an officer, director or 5% stockholder of the Company upon terms no less favorable to the Company than those which could be obtained from an "arms-length" lender.

         9. Default. If any of the following events (herein called "Events of Default") shall occur:

                  (a) if the Company shall default in the payment or prepayment of any part of the principal of any of the Notes after the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, and such default shall continue for more than 30 days; or

                  (b) if the Company shall default in the payment of any installment of interest on any of the Notes for more than 30 days after the same shall become due and payable; or

                  (c) if the Company shall make an assignment for the benefit of creditors; or

                  (d) if the Company shall dissolve; terminate its existence; become insolvent on a balance sheet basis; commence a voluntary case under the federal bankruptcy laws or under any other federal or state law relating to insolvency or debtor's relief; permit the entry of a decree or order for relief against the Company in an involuntary case under the federal bankruptcy laws or under any other applicable federal or state law relating to insolvency or debtor's relief; permit the appointment or consent to the appointment of a receiver, trustee, or custodian of the Company or of any of the Company's property; make an assignment for the benefit of creditors; or

                  (e) if the Company shall default in the performance of or compliance with any agreement, condition or term contained in this Note or any of the other Notes and such default shall not have been cured within 30 days after such default; or

                  (f) Any of the representations or warranties made by the Company herein, in the Subscription Agreement, or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note or the Subscription Agreement shall be false or misleading in any material respect at the time made;

then and in any such event the Holder of this Note shall have the option (unless the default shall have theretofore been cured) by written notice to the Company to declare the Note to be due and payable, whereupon the Note shall forthwith

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mature and become due and payable, at the applicable prepayment price on the date of such notice, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, anything contained in this Note to the contrary notwithstanding. Upon the occurrence of an Event of Default, the Company shall promptly notify the Holder of this Note in writing setting out the nature of the default in reasonable detail.

         10. Remedies on Default.

                  10.1 Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, the Holder or Holders of at least 50.1% in aggregate principal amount of outstanding Notes may, by notice to the Company, declare the entire outstanding principal balance of the Notes, premium, if any, and all accrued and unpaid interest thereon, to be due and payable immediately, and upon any such declaration the entire outstanding principal balance of the Notes, premium, if any, and said accrued and unpaid interest shall become and be immediately due and payable, without presentment, demand, protest or other notice whatsoever, all of which are hereby expressly waived, anything in the Notes (except as set forth in Section 11 hereof) to the contrary notwithstanding.

                  10.2 Conduct no Waiver, Collection Expenses. No course of dealing on the part of any Holder, nor any delay or failure on the part of any Holder to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. If the Company fails to pay, when due, the principal or the premium, if any, or the interest on any Note, the Company will pay to each Holder, to the extent permitted by law, on demand, all costs and expenses incurred by such Holder in the collection of any amount due in respect of any Note hereunder, including reasonable legal fees incurred by such Holder in enforcing its rights hereunder.

                  10.3 Annulment of Acceleration. If a declaration is made in accordance with Section 10.1, then and in-every such case, the Holder or Holders of at least 50.1% in aggregate principal amount of outstanding Notes may, by an instrument delivered to the Company, annul such declaration and the consequences thereof, provided that at the time such declaration is annulled:

                           (i) no judgment or decree has been entered for the payment of any monies due on the Notes or pursuant to this Agreement;

                           (ii) all arrears of interest on the Notes and all other sums payable on the Notes and pursuant to this Agreement (except any principal of or interest or premium on the Notes which has become due and payable by reason of such declaration) shall have been duly paid; and

                           (iii) every other Event of Default shall have been duly waived or otherwise made good or cured.

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         11. Amendments. With the consent of the Holders of more than 50.1% in aggregate principal amount of the Notes at the time outstanding, the Company, when authorized by a resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Note or of any supplemental agreement or modifying in any manner the rights and obligations of the holders of Notes or Common Stock issued upon conversion of the Notes, and of the Company, provided, however, that no such supplemental agreement shall (a) extend the fixed maturity of any Note, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or alter or impair the right to convert the same into Common Stock at the rates and upon the terms provided in this Note, without the consent of the Holder of each of the Notes so affected, or (b) reduce the aforesaid percentage of Notes, the Holders of which are required to consent to any supplemental agreement, without the consent of the Holders of all Notes then outstanding.

         12. Changes, Waivers. etc. Neither this Note nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in Section 11 of this Note.

         13. Entire Agreement. This Note embodies the entire agreement and understanding between the Holder and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

         14. Governing Law, Jurisdiction, etc.

                  (a) GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

                  (b) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority ("Litigation") arising out of or relating to the Note and the transactions contemplated thereby (and agrees not to commence any Litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in the Letter Subscription Agreement shall be effective service of process for

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                           any Litigation brought against it in any such court.
                           Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of the Note or the transactions contemplated hereby in the courts of the State of New York or the United State of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.

                  (c) Service of Process. Nothing herein shall affect the right of any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

                  (d) WAIVER OF JURY TRIAL. THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH ANY OF THE NOTES.

                  (e) In the event of any dispute, question, controversy or claim arising among the parties hereto which shall arise out of or in connection with this Note, the parties shall keep the proceeding related to such controversy in strict confidence and shall not disclose the nature of said dispute, the status of the proceeding or any testimony, documents or information obtained or exchanged in the course of said proceeding without the express written consent of all parties to such dispute.


                                                        CDKNET.COM, INC.

[Corporate Seal]

                                                        By __________________
                                                           Oleg Logvinov, CEO


Number:
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Name of Holder:
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Principal:  $
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Original Issue Date:
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